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                                                                   EXHIBIT 3.1B

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                         BIOMARIN PHARMACEUTICAL INC.

     BioMarin Pharmaceutical Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the Corporation is BioMarin Pharmaceutical Inc. The Corporation was originally incorporated under the same name and the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on October 25, 1996, and subsequently restated on May 6, 1997. An Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on March 22, 1999, and was subsequently corrected on April 21, 1999.

     B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation previously filed on March 22, 1999, as corrected.

     C. The text of the Amended and Restated Certificate of Incorporation previously filed on March 22, 1999, as corrected, is hereby amended and restated in its entirety to read as follows:

                                  ARTICLE I.

     The name of the corporation (the "Corporation") is BioMarin Pharmaceutical Inc.

                                  ARTICLE II.

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                 ARTICLE III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation law of Delaware.


                                  ARTICLE IV.

     The Corporation is authorized to issue two classes of stock to be designated, respectively, as "Common Stock" and "Preferred Stock." The number of shares of Common Stock which the
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Corporation is authorized to issue is Seventy Five Million (75,000,000) shares, par value $0.001 per share (the "Common Stock"). The number of shares of Preferred Stock which the Corporation is authorized to issue is one million (1,000,000) shares, par value $0.001 per share (the "Preferred Stock").

     Shares of Common Stock may be issued from time to time for such consideration as the Board of Directors may determine pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). Shares of Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

     Except as otherwise required by law or herein, the holder of each share of Common Stock issued and outstanding shall have one vote with respect to such share and the holder of each share of Preferred Stock shall be entitled with respect to such share to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class (except as required by the General Corporation Law of Delaware). Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

                                  ARTICLE V.

     The Corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

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                                  ARTICLE VI.

     The Corporation is to have perpetual existence.

                                 ARTICLE VII.

     1.   Limitation of Liability.  To the fullest extent permitted by the
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General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2.   Indemnification.  The Corporation shall indemnify to the fullest
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extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     3.   Amendments.  Neither any amendment nor repeal of this Article VII, nor
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the adoption of any provision of the Corporation's Amended and Restated
Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                 ARTICLE VIII.

     Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall at the time of any such election so provide.

                                  ARTICLE IX.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.


                                  ARTICLE X.

     Following the date of the final prospectus in connection with the initial public offering of the Corporation's Common Stock pursuant to a firm commitment underwriting, no action shall be taken by the stockholders of the Corporation except at an annual meeting of the stockholders or special meeting of the stockholders called, in accordance with the Bylaws, by the Chairman of the Board of Directors or by a majority of the then-current directors, and no action shall be taken by the stockholders by written consent. The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then issued and outstanding voting securities of the Corporation, voting together as a single class, shall be required to amend, repeal or modify the provisions of

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this Article X of this Amended and Restated Certificate of Incorporation or
Sections 2.3 (Special Meeting), or 2.10 (Stockholder Action by Written Consent Without a Meeting) of the Corporation's Bylaws.

                                  ARTICLE XI.

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                 ARTICLE XII.

     The name and mailing address of the incorporator are:


                     Wilson Sonsini Goodrich & Rosati
                     650 Page Mill Road
                     Palo Alto, California 94304-1050
                     Attn:  Francis S. Currie, Esq.

     D. The Amended and Restated Certificate of Incorporation set forth herein has been duly approved by the Board of Directors of the Corporation pursuant to
Section 242 of the Delaware General Corporation Law. This Amended and Restated Certificate of Incorporation has been duly approved by the required vote of stockholders in accordance with Sections 228 and 242 of the Delaware General Corporation Law. The number of shares of Common Stock voting in favor of the amendment and restatement equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock.

     E. I declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in the foregoing Amended and Restated Certificate of Incorporation are true and correct of my own knowledge.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by John C. Klock, its President and Secretary, this ___ day of July, 1999.


                                   _____________________________________________
                                   John C. Klock, President and Secretary

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